Halitron, Inc. Anticipates

Completion of the Audit to become an SEC Fully Reporting Company

Audit Expected to be Completed and Form 10-K filed in June-July 2017

NEWTOWN, CT, May 12, 2017 (OTC Disclosure & News Service) – Halitron, Inc. (the “Company,” “Halitron”) (OTC: HAON), a holding company implementing a roll-up of sales, marketing, and manufacturing businesses, today announced that it expects to be a Securities and Exchange Commission reporting public company with the completion of its audit in May-June 2017, and filing of its delinquent Annual Reports on Forms 10-K in June – July 2017.

On February 27, 2017, Halitron announced its engagement of Freidman LLP to conduct a US GAAP audit of the books and records of Halitron in preparation for listing on the OTCQB market.

Bernard Findley, Halitron, Inc.’s CEO stated, “We are excited to be able to announce that we are still on path to becoming a fully reporting SEC, audited OTCQB traded company by mid-year. We believe that this will open more doors for us, in terms of not only access to capital but also, an increasing number of future acquisitions.”

About Halitron, Inc.

Halitron, Inc., a holding company, is focused on acquiring sales, marketing, and manufacturing businesses, and then rolling them into an efficient, low-cost operating infrastructure. The Company is structured with two Strategic Business Units; Sales & Marketing Division and a Manufacturing Division. Management targets operating entities that can either benefit from current operating infrastructure or operate autonomously and offer an additional product or service to scale existing operations. For more information on Halitron, Inc., please visit: www.halitroninc.com.

To learn more about our business model, please visit:

http://halitroninc.com/corporate-events/

Halitron is neither an underwriter as the term is defined in Section 2(a)(11) of the Securities Act of 1933, nor an investment company pursuant to the Investment Company Act of 1940. Halitron is not an investment adviser pursuant to the Investment Advisers Act of 1940. Halitron is not registered with FINRA or SIPC.

Safe Harbor Statement:

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control. Halitron, Inc is neither an underwriter as the term is defined in Section 2(a)(11) of the Securities Act of 1933, nor an investment company pursuant to the Investment Company Act of 1940. Halitron, Inc. is not an investment adviser pursuant to the Investment Advisers Act of 1940. Halitron, Inc. is not registered with FINRA or SIPC.

Contact:

Halitron Investor Relations
3 Simm Lane, Suite 2F, Newtown, CT 06470
1-877-710-9873
www.halitroninc.com
info@halitroninc.com